              EXHIBIT 11 - COMPUTATION OF PER SHARE EARNINGS
                        WOLVERINE WORLD WIDE, INC.


                                                FISCAL YEAR ENDED
                                      ------------------------------------------
                                      JANUARY 3,   DECEMBER 26,   DECEMBER 30,
                                        1998          1996           1995
                                      ------------------------------------------
BASIC
Average shares outstanding              42,214,620    41,541,944     37,246,444

Adjustment for nonvested common
   stock                                  (699,107)     (900,898)      (976,819)
                                      ------------   -----------    -----------
Total                                   41,515,513    40,641,046     36,269,625
                                      ============   ===========    ===========
Net earnings                          $ 41,539,000   $32,856,000    $24,067,000
                                      ============   ===========    ===========
Per share amount                      $       1.00   $      0.81    $      0.66
                                      ============   ===========    ===========

DILUTED
Average shares outstanding              42,214,620    41,541,944     37,246,444

Effect of dilutive stock options         1,249,070     1,412,691      1,261,013
                                       -----------   -----------    -----------
Total                                   43,463,690    42,954,635     38,507,457
                                      ============   ===========    ===========
Net earnings                          $ 41,539,000   $32,856,000    $24,067,000
                                      ============   ===========    ===========
Per share amount                      $       0.96   $      0.76    $      0.62
                                      ============   ===========    ===========

<FA>  On April 17, 1997, July 11, 1996, and April 19, 1995, the Company
announced three-for-two stock splits on shares of common stock outstanding on May 2, 1997, July 26, 1996, and May 1, 1995, respectively. All share and per share data has been retroactively adjusted for the increased shares resulting from these stock splits.